December 19, 1996


Franklin Templeton Fund Allocator Series
777 Mariners Island Blvd.
San Mateo, CA 94404

Gentlemen:

     We propose to acquire the shares of beneficial interest (the "Shares") of each Class ("class") and each series ("Fund") of Franklin Templeton Fund Allocator Series (the "Trust"), as indicated in the chart below.


            Fund and Class              #Shares       Price/Share      Total
        ------------------------------------------------------------------------
        Franklin Templeton               2,000          $10.00        $20,000
        Conservative Target Fund -
        Class I

        Franklin Templeton               2,000          $10.00        $20,000
        Conservative Target Fund -
        Class II
        ------------------------------------------------------------------------
        Franklin Templeton               2,000          $10.00        $20,000
        Moderate Target Fund -
        Class I

        Franklin Templeton               2,000          $10.00        $20,000
        Moderate Target Fund -
        Class II
        ------------------------------------------------------------------------
        Franklin Templeton Growth        2,000          $10.00        $20,000
        Target Fund - Class I

        Franklin Templeton Growth        2,000          $10.00        $20,000
        Target Fund - Class II
        ------------------------------------------------------------------------
        Total                                                        $120,000
        ------------------------------------------------------------------------


     We will purchase the Shares in a private offering prior to the effectiveness of the Form N-1A registration statement filed by the Trust under the Securities Act of 1933. The Shares are being purchased as the initial advance in connection with the operation of the Funds.

     In connection with such purchase, we understand that: (i) we, the purchaser, intend to acquire the Shares for our own account as the sole beneficial owner thereof and have no present intention of redeeming or reselling the Shares so acquired; and (ii) in the event any of the initial Shares are redeemed during the first five years, each Fund may charge against our redemption proceeds a pro rata portion of any unamortized organizational expenses which would be borne by such Shares during the balance of the initial five-year period were they not to be redeemed.

     We consent to the filing of this Investment Letter as an exhibit to the form N-1A registration statement of the Trust.


Sincerely,


FRANKLIN RESOURCES, INC.



By:   /s/ Harmon E. Burns
      Harmon E. Burns
      Executive Vice President